Exhibit 99.1

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	James S. Baldwin
	440/347-1252	440/347-1838
Web Site: http://www.lubrizol.com

Lubrizol Announces 30% EPS Growth for Third Quarter 2004

•	Consolidated earnings per share increased 30%, despite raw material cost pressures

•	Noveon acquisition contributed $.10 to EPS in the quarter, after incremental financing and before an inventory step-up charge

•	Integration of Noveon into Lubrizol remains on schedule

•	Excluding acquisitions, Lubrizol registered revenue growth of 14% on strong Lubricant Additives performance

•	Cash flow from operations of $96 million represents a 39% increase from the third quarter of 2003

CLEVELAND, Ohio, November 1, 2004 – The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the third quarter ended September 30, 2004 were $32.2 million or $.61 per share, including a pre-tax restructuring charge of $10.5 million, or $.13 per share, related to the integration of the acquisition of Noveon International, Inc. Consolidated earnings for the third quarter of 2003 were $24.3 million, or $.47 per share, including a restructuring charge of $.01 per share. Excluding the restructuring charges in both periods, as well as a favorable third-quarter 2004 purchase price allocation adjustment of $.01 per share for in-process research and development (IPR&D), earnings of $.73 per share in the third quarter of 2004 improved 52 percent compared to $.48 per share in the third quarter of 2003. Earnings per share for the third quarter of 2004 were based on 52.47 million weighted average shares outstanding following the company’s equity offering on September 28, 2004. In the third quarter of 2003, there were 51.72 million average shares outstanding.

Earnings increased in the third quarter 2004 compared to the third quarter 2003 as a result of higher shipment volume, acquisitions and improved price and product mix, which were partially offset by higher raw material costs and a higher tax rate. The Noveon International acquisition contributed $.10 to earnings per share in the quarter, after incremental financing and before an inventory step-up charge.

Consolidated revenues for the quarter were $922.6 million compared to $509.9 million in the third quarter of 2003. Excluding acquisitions, revenues for the quarter increased 14 percent. Cash flow from operations of $96.3 million increased 39 percent from the third quarter 2003.

For the first nine months of 2004, consolidated revenues were $2.22 billion compared to $1.53 billion for the same period last year. Consolidated earnings for the first nine months of 2004 were $73.6 million, or $1.42 per share, including restructuring charges of $.23 per share, IPR&D charges of $.40 per share and a currency forward contract gain related to the hyperdispersants acquisition of $.08 per share. Consolidated earnings for the comparable period in 2003 were $79.7 million or $1.54 per share, including restructuring charges of $.10 per share. Excluding restructuring charges in both periods, as well as IPR&D and the currency forward contract gain in 2004, earnings of $1.97 per share for the first nine months of 2004 increased 20 percent from $1.64 per share for the first nine months of 2003. Cash flow from operations for the first nine months was $192.6 million in 2004 compared to $113.7 million in 2003.

Quarterly Segment Results

Third-quarter 2004 revenues in the Lubricant Additives segment of $514.8 million were 16 percent higher than the third quarter of 2003, as a result of 10 percent higher shipment volume, 4 percent improvement in the combination of price and product mix and 2 percent increase from favorable currency. By region, volume increased 5 percent in North America, 16 percent in Europe and 20 percent in Asia-Pacific/Middle East, while Latin American volume decreased 14 percent.

Average raw material costs for the Lubricant Additives segment increased 10 percent and STAR (selling, testing, administrative and research) expenses decreased 2 percent in the quarter compared to the third quarter of 2003. Lubricant Additives segment operating income for the quarter of $67.0 million increased 39 percent compared to the third quarter of 2003. Segment operating income margin was 13 percent for the third quarter 2004 compared to 11 percent in the third quarter of 2003.

Revenues in the Specialty Chemicals segment were $407.8 million in the third quarter, compared to $64.6 million in the third quarter of 2003. Segment results for both periods included performance chemicals for coatings and inks, personal care, foam control, mining emulsions and specialty monomers. In addition, third quarter 2004 Specialty Chemicals segment results also included a full quarter of three acquisitions: Noveon International, acquired in June 2004, hyperdispersants for coatings acquired from Avecia in January 2004 and personal care ingredients acquired from The Dow Chemical Company in September 2003.

Excluding all acquisitions, Specialty Chemicals segment revenues increased 5 percent in the quarter, based on a 3 percent improvement in the combination of price and product mix and 2 percent increase from favorable currency. Segment operating income for the quarter of $29.5 million included an acquisition-related inventory step-up charge of $4.9 million.

Earnings Outlook

The company announced its earnings guidance for the fourth quarter of 2004 in the range of $.35 to $.40 per share. Average shares outstanding for the fourth quarter are estimated to be 66.5 million, following the exercise by underwriters of an over-allotment option of 1.34 million shares at the end of October 2004. In the fourth quarter of 2003, consolidated earnings were $.21 per share, and earnings excluding a restructuring charge of $.19 per share were $.40 per share, based on 51.8 million average shares outstanding.

Full-year consolidated earnings are estimated to be in the range of $1.74 to $1.79 per share, which is at the conservative end of the range of 2004 net income guidance issued at the company’s July teleconference, reflecting increased raw material cost pressures. Excluding an estimated $.54 per share of restructuring charges, IPR&D and the currency forward contract gain, 2004 full-year earnings are projected to be in the range of $2.28 to $2.33 per share. In 2003, consolidated earnings of $1.76 per share included restructuring charges of $.29 per share. Weighted average shares outstanding are estimated to be 55.7 million for 2004 compared to 51.7 million for 2003.

Commentary

Commenting on the results, James L. Hambrick, President and Chief Executive Officer said, “Our excellent third-quarter results reflect continued strong demand for lubricant additives along with solid performance and successful integration of our acquisitions – particularly Noveon. Margin improvement remains a difficult challenge and our highest priority in light of continued rising raw material costs. All of our commercial teams are fully committed to implementing needed price increases – and we have already implemented some as high as 30 percent. For many products, we have implemented three rounds of price increases this year, and we have already announced additional price increases that take effect beginning in November to address the continued rise in certain raw material costs.

“Availability of raw materials is also a growing concern affecting the chemical industry, but does not appear to be threatening demand or supply for our products in the foreseeable future. So far, we have been able to meet our customers’ requirements, in part because of the strength of our supply contracts.

“Our first full quarter with Noveon has exceeded our expectations. We made very good progress on two fronts: integrating our organizations and gaining synergies to meet our target of $40 million per year in cost savings. We combined our complementary coatings additives and personal care ingredients business groups. To date, we have achieved synergies delivering $18 million per year in cost savings and we identified additional synergies to be implemented within the next 12 months that are valued at $13 to $15 million per year. On a stand-alone basis, Noveon results for the quarter were significantly stronger than the third quarter of 2003, thanks to the focus and continuity of Noveon management. Overall the new Lubrizol is coming together very well.

“Looking forward, I am encouraged by the strengths of our portfolio, by our success with price increases and by the potential to restore margins. I am optimistic about 2005 and our long-term growth prospects, even with the raw material cost challenges in our industry.”

Conference Call on the Web

An audio webcast of the third quarter earnings conference call with investors will be available today live at 11:00 a.m. Eastern time on www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor conference call page of the web site.

About Lubrizol

The Lubrizol Corporation (NYSE: LZ) is a global provider of specialty chemicals and materials for a wide variety of markets and end-use applications, such as lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology; performance coatings in the form of specialty resins and additives; and additives for the food and beverage industry. Lubrizol’s industry-leading positions in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

Headquartered in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 22 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has more than 7,700 employees worldwide. In June 2004, Lubrizol acquired Noveon International, Inc. With Noveon, Lubrizol generated pro forma revenues of $3.2 billion in 2003 and $2.8 billion in the first nine months of 2004. For more information, visit www.lubrizol.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release are more fully described under “Risk Factors” and “Forward-Looking Statements” contained in the company’s Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission on August 24, 2004, which is available on the company’s website at www.lubrizol.com and upon request.

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Millions Except Per Share Data)

	Third Quarter September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$921.3	$509.1	$2,219.4	$1,530.4
Royalties and other revenues	1.3	0.8	3.4	2.4

Total revenues	922.6	509.9	2,222.8	1,532.8
Cost of sales	692.1	377.5	1,648.0	1,118.4
Selling and administrative expenses	87.5	48.7	209.5	149.6
Research, testing and development expenses	51.1	41.0	137.4	123.3
Amortization of intangible assets	5.0	1.2	11.4	3.5
Write-off of acquired in-process research and development	(1.5)		33.5
Restructuring charge	10.5	0.4	18.5	7.4

Total cost and expenses	844.7	468.8	2,058.3	1,402.2
Other income (expense) - net	0.1	(1.4)	2.5	0.6
Interest expense - net	26.1	5.7	48.5	15.7

Income before income taxes	51.9	34.0	118.5	115.5
Provision for income taxes	19.7	9.7	44.9	35.8

Net income	$32.2	$24.3	$73.6	$79.7

Net income per share	$0.61	$0.47	$1.42	$1.54

Net income per share, diluted	$0.61	$0.47	$1.41	$1.54

Weighted average common shares outstanding	52.5	51.7	52.0	51.7

THE LUBRIZOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Millions of Dollars)

	September 30, 2004	December 31, 2003

Assets
Cash and short-term investments	$284.1	$258.7
Receivables	595.0	324.6
Inventories	519.6	311.9
Other current assets	70.4	42.7

Total current assets	1,469.1	937.9
Property and equipment - net	1,346.1	690.0
Goodwill and intangible assets - net	1,556.9	271.1
Investments and other assets	66.5	43.3

Total	$4,438.6	$1,942.3

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$53.4	$2.9
Other current liabilities	602.2	296.6

Total current liabilities	655.6	299.5
Long-term debt	1,997.6	386.7
Other noncurrent liabilities	353.5	251.5

Total liabilities	3,006.7	937.7

Minority interest in consolidated companies	52.5	51.3

Shareholders’ equity	1,379.4	953.3

Total	$4,438.6	$1,942.3

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions of Dollars)

	Nine Months Ended September 30,
	2004	2003
Cash provided from (used for):

Operating activities:
Net income	$73.6	$79.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	142.3	74.1
Restructuring charge	2.8	3.3
Net change in working capital	(37.3)	(53.5)
Other items - net	11.2	10.1

Total operating activities	192.6	113.7

Investing activities:
Capital expenditures	(82.4)	(59.5)
Acquisitions and equity investments	(958.2)	(67.5)
Other - net	1.5	0.5

Total investing activities	(1,039.1)	(126.5)

Financing activities:
Net short-term borrowings (repayments)	(69.7)	(6.4)
Long-term repayments	(1,118.0)	(0.2)
Long-term borrowings	1,743.2
Dividends paid	(40.3)	(40.2)
Proceeds from issuance of common shares	427.2
Debt issuance costs	(16.8)
Treasury rate lock settlement	(73.9)
Stock options exercised	12.8	3.7

Total financing activities	864.5	(43.1)

Effect of exchange rate changes on cash	7.4	4.7

Net increase (decrease) in cash and short-term investments	25.4	(51.2)
Cash and short-term investments at the beginning of period	258.7	266.4

Cash and short-term investments at the end of period	$284.1	$215.2

THE LUBRIZOL CORPORATION

SEGMENT INFORMATION

(In Millions of Dollars)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues from External Customers:

Lubricant Additives	$514.8	$445.3	$1,529.4	$1,349.6
Specialty Chemicals	407.8	64.6	693.4	183.2

Total revenues	$922.6	$509.9	$2,222.8	$1,532.8

Segment operating income:

Lubricant Additives	$67.0	$48.2	$202.5	$162.4
Specialty Chemicals	29.5	0.1	46.0	1.5

Total segment operating income	96.5	48.3	248.5	163.9

Corporate expenses	(10.5)	(7.6)	(32.3)	(28.0)
Corporate other income (expense)	1.0	(0.6)	2.8	2.7
Write-off of acquired in-process research and development	1.5		(33.5)
Restructuring charge	(10.5)	(0.4)	(18.5)	(7.4)
Interest expense - net	(26.1)	(5.7)	(48.5)	(15.7)

Income before income taxes	$51.9	$34.0	$118.5	$115.5

Supplemental Financial Information - Third Quarter 2004

The Lubrizol Corporation

For the Periods Ending September 30, 2004

Non-GAAP Disclosure Reconciliation

Net income as adjusted for exclusion of restructuring charges, the write-off or credit of acquired in-process research and development (IPR&D) and the currency forward contract gain is net income per our consolidated results, adjusted for restructuring charges, the write-off or credits related to acquired IPR&D costs, and the impact of the currency forward contract gain in the first quarter. Management believes that both net income and net income as adjusted for exclusion of these special charges and credits assist the investor in understanding the results of operations of The Lubrizol Corporation.

	3rd Quarter			YTD
(In Millions of Dollars, Except Per Share Data)	Impact Before Tax	Impact After Tax	EPS	Impact Before Tax	Impact After Tax	EPS
Net Income	$51.9	$32.2	$0.61	$118.5	$73.6	$1.42

Adjustments:
Restructuring charges	10.5	6.8	0.13	18.5	12.0	$0.23
Write-off of acquired IPR&D	(1.5)	(0.9)	(0.01)	33.5	20.9	$0.40
Currency forward contract gain	0.0	0.0	0.00	(6.3)	(4.0)	$(0.08)

Total impact of adjustments	9.0	5.9	0.12	45.7	28.9	$0.55

Net income as adjusted for exclusion of restructuring charges, IPR&D write-offs or credits and currency forward contract gain	$60.9	$38.1	$0.73	$164.2	$102.5	$1.97